Exhibit 10.1

410 17th Street, Suite 1400 Denver, CO 80202 (720) 440-6100 phone (720) 305-0804 fax Bonanzacrk.com

November 12, 2018

Mr. Brant H. DeMuth

9879 Sara Gulch Circle

Parker, Colorado 80138

Re:          Employment Terms and Conditions — Executive Vice President and Chief Financial Officer

Dear Brant:

Bonanza Creek Energy, Inc. (the “Company”) is pleased to offer you an employment position as Executive Vice President and Chief Financial Officer (“CFO”), reporting to the Company’s Chief Executive Officer.  This letter supercedes and replaces in all respects my letters to you dated October 15 and October 22, 2018.

In summary, as CFO, your compensation will be:

•                  An annual salary of $315,000 (“Base Salary”), to be paid on a bi-weekly basis, subject to all withholdings and deductions.

•                  A one-time grant on the first day of your employment (the “Grant Date”) of restricted stock units, utilizing the form of restricted stock agreement attached hereto as Exhibit A, equal in number to the quotient of (i) $650,000 divided by (ii) the volume-weighted average price of BCEI for the 30 trading days immediately preceding the Grant Date.  The restricted stock units will vest ratably over a five-year period, one-fifth on each of the first five anniversaries of the Grant Date.

•                  A one-time sign-on bonus of $100,000, intended primarily to help replace the annual bonus for the 2018 performance period that you would have received from your prior employer.

•                  Participation in the Company’s 2017 Long Term Incentive Program (“LTIP”), subject to the terms and conditions of the LTIP and the award agreement(s) to be entered into thereunder, at the discretion of the Company’s Compensation Committee and Board of Directors as further discussed below.

•                  Participation in the Company’s Short Term Incentive Program (the “STIP”) as further discussed below.

•                  Five weeks of annual paid vacation or participation in the Company’s No Tracking Vacation Program, at your election; ten (10) days sick leave annually; and eleven (11) paid holidays per year, all in accordance with the Company’s benefits policy.

•                  Option to participate in the Company’s 401(k) Plan, in accordance with such plan; currently the Company provides matching contributions of 6% of W-2 income, which amount may be amended from time to time in accordance with the terms of the 401(k) Plan.

•                  Option to participate in the Company’s health insurance plans upon your election subject to the terms and conditions of the plans.

•                  Option to participate in the Company’s flexible benefit plan (Section 125 Plan).

•                  Participation in the Company’s Executive Change in Control and Severance Plan, as amended from time to time (the “Severance Plan”) as a Tier 2 Executive (as such term is defined in the Severance Plan).  A copy of the current Severance Plan is attached hereto as Exhibit B.

The LTIP is administered by the Compensation Committee and the Board of Directors of the Company.  Your annual “target” LTIP award will be equal to 150% of your Base Salary.  Your first annual LTIP award will be made during our normal award cycle in March or April 2019.

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The STIP is administered by the Compensation Committee and the Board of Directors of the Company.  The STIP has been designed to supplement your base salary and provide a year-over-year short term incentive cash bonus payment opportunity when the Company meets or exceeds its goals.  Your annual “target” STIP opportunity as CFO will be equal to 75% of your Base Salary and will be based on Company performance achievement.  You will begin your participation in the STIP with the 2019 performance period.  Bonuses under the STIP for each year, if any, will typically be paid in March of the following year.

The Company may modify compensation and benefits from time to time as it deems necessary in accordance with the terms and conditions of the plans set forth above and the Company’s policies.

The terms and conditions of employment set forth in this Employment Letter are contingent upon your signing the Company’s Employee Restrictive Covenants, Proprietary Information and Inventions Agreement (the “PIIA”) attached hereto as Exhibit C.

You will be expected to abide by the Company’s rules and regulations, as such may be modified by the Company from time to time.

Notwithstanding anything to the contrary, your employment with the Company is AT WILL.  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company, subject only to any rights or obligations that may be required by the Severance Plan or the PIIA, each as may be amended from time to time.  Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, subject only to any rights and obligations that may be required by the Severance Plan or the PIIA, as each may be amended from time to time.

In consideration for the benefits to be provided to you under this Employment Letter to which you are not currently entitled, by executing this Employment Letter, you hereby (i) accept the terms of employment outlined in this Employment Letter and (ii) acknowledge and agree that this Employment Letter constitutes the entire agreement between you and the Company concerning your employment (except as otherwise may be set forth in the LTIP and any agreements entered into thereunder, the STIP, the Severance Plan, the PIIA or any Indemnification Agreement entered into between you and the Company (collectively, the “Additional Agreements”)), and supersedes and terminates all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to its subject matters, except for the Additional Agreements.  You agree that the Company has not made any promise or representation to you concerning this Employment Letter not expressed in this Employment Letter, and that, in signing this Employment Letter, you are not relying on any prior oral or written statement or representation by the Company, but are instead relying solely on your own judgment and the judgment of your legal and tax advisors, if any.

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If you have any questions or need additional information, please feel free to contact me.

Sincerely,

/s/ Eric T. Greager
Name: Eric T. Greager
Title: President and Chief Executive Officer

Accepted and agreed:

/s/ Brant H. DeMuth
Brant H. DeMuth

Date:	11-12-2018

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Exhibit A

Form of Restricted Stock Unit Agreement

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INDUCEMENT RESTRICTED STOCK UNIT AGREEMENT

THIS INDUCEMENT RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into as of the Grant Date (as defined below), by and between Grantee (as defined below) and Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Grantee has been selected by the board of directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) to receive an Award of Stock Units (as defined in the Plan) of the Company (the “Award”) as set forth in this Agreement;

WHEREAS, the Board has determined it is in the best interest of the Company to grant the Award to Grantee as an inducement material to the Grantee’s entry into employment with the Company pursuant to Rule 711(a) and the other relevant rules of the NYSE MKT Company Guide for equity grants to induce new employees to enter into employment with the Company;

WHEREAS, the Grantee has executed an employment agreement and/or offer letter (the “Employment Agreement”) with the Company;

WHEREAS, as an inducement for the Grantee to enter into the Employment Agreement, the Committee, or its delegate, has granted to the Grantee the Award on the terms and conditions set forth in this Agreement; and

WHEREAS, the Grantee desires to accept the aforementioned Award in accordance with the terms and conditions of this Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.             Definitions. The following terms used in this Agreement shall have the meanings set forth in this Section 1:

a)            “Affiliate” has the meaning set forth in the CIC Severance Plan.

b)            “Cause” has the meaning set forth in the CIC Severance Plan.

c)             “CIC Effective Date” has the meaning set forth in the CIC Severance Plan.

d)            “CIC Severance Plan” means the Bonanza Creek Energy, Inc. Fifth Amended and Restated Executive Change in Control and Severance Plan, as the same may be amended from time to time.

e)             “Date of Termination” means the date on which Grantee’s Service with the Company or an Affiliate terminates for any reason; provided, that a Date of Termination shall not be deemed to occur by reason of a Grantee’s transfer of Service between the Company and an Affiliate; further provided that a Grantee’s

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Service shall not be considered terminated while Grantee is on a leave of absence from the Company or an Affiliate approved by the Company or such Affiliate.

f)             “Designated Beneficiary” means the beneficiary or beneficiaries designated by Grantee in a writing filed with the Company in the form attached hereto as Exhibit A.

g)             “Disability” or “Disabled” has the meaning set forth in the CIC Severance Plan.

h)            “Eligible Individual” has the meaning set forth in the CIC Severance Plan.

i)              “Good Reason” has the meaning set forth in the CIC Severance Plan.

j)             “Grant Date” means the date on which this Award was granted, as set forth in the Grant Notice.

k)            “Grantee” means the employee of the Company specified in the grant notice issued by the Company on or about the Grant Date (the “Grant Notice”).

l)              “Plan” means the Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan, as such may be amended from time to time.

m)           “Release” has the meaning set forth in the CIC Severance Plan.

n)            “Restricted Stock Units” means time-based Stock Units (as defined in the Plan) granted under this Agreement and subject to the terms of this Agreement

Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

2.             Award.  Grantee is hereby granted a Restricted Stock Unit award covering the number of Restricted Stock Units set forth in the Grant Notice.

3.             Vesting.  Except as set forth in Sections 4 and 5, the Restricted Stock Units shall vest in accordance with the vesting schedule set forth in the Grant Notice.

4.             Termination of Services.

a)            Except as may otherwise be provided in Section 4(b), Section 5 and the CIC Severance Plan, Grantee shall forfeit any unvested Restricted Stock Units that have not vested in accordance with Section 3 as of a Date of Termination.

b)            In the event the Grantee’s Service with the Company or any Affiliate is terminated by the Company without Cause, any unvested Restricted Stock Units granted pursuant to this Agreement shall vest in full as of Grantee’s

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Date of Termination, subject to Grantee’s execution and non-revocation of a Release within 60 days of Grantee’s Date of Termination.

5.             Change in Control.  In the event of a Change in Control, if the Award is (a) continued or assumed or (b) substituted or replaced with an award with respect to cash or shares of the acquirer in such Change in Control, in each case, with substantially equivalent terms and value as the Award (as applicable, “Assumed”), on the CIC Effective Date, and Grantee subsequently incurs a termination of employment covered by Section 5(d) of the CIC Severance Plan, any unvested Restricted Stock Units shall vest in full as of Grantee’s Date of Termination, subject to Grantee’s execution and non-revocation of a Release within 60 days of Grantee’s Date of Termination.  If the Award is not Assumed on the CIC Effective Date, any unvested Restricted Stock Units shall vest in full on the CIC Effective Date.

6.             Payment.  Payment in respect of vested Restricted Stock Units shall be made by the Company as soon as administratively practicable (and in no event later than 60 days) after the applicable vesting date. The Company shall settle vested Restricted Stock Units by issuing Grantee a number of shares of Stock (as defined in the Plan) equal to the number of vested Restricted Stock Units.

7.             Withholding.

a)            Any income taxes, FICA, state disability insurance or other similar payroll and withholding taxes (“Withholding Obligation”) arising with respect to the Restricted Stock Units are the sole responsibility of Grantee. Any Withholding Obligation that arises as a result of the payment of cash amounts pursuant to the Dividend Equivalent Right set forth in Section 9 below shall be withheld by the Company in cash from the amounts paid. Any Withholding Obligation that arises as a result of the settlement of vested Restricted Stock Units through granting of Stock pursuant to Section 6 above shall be settled pursuant to Sections 7(b) or 7(c) below.

b)            By accepting this Agreement, Grantee hereby elects, effective on the Grant Date, to sell shares of Stock held by Grantee in an amount and at such time as is determined in accordance with this Section 7(b), and to allow the Agent, as defined below, to remit the cash proceeds of such sales to the Company as more specifically set forth below (a “Sell to Cover”) to permit Grantee to satisfy the Withholding Obligation to the extent the Withholding Obligation is not otherwise satisfied pursuant to the provisions of Section 7(c) below and further acknowledges and agrees to the following provisions:

i.              Grantee hereby irrevocably appoints the Company’s designated broker E*TRADE Securities LLC, or such other broker as the Company may select, as Grantee’s agent (the “Agent”), and authorizes and directs the Agent to:

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1.             Sell on the open market at the then prevailing market price(s), on Grantee’s behalf, as soon as practicable on or after the delivery of Stock in settlement of vested Restricted Stock Units, the number (rounded up to the next whole number) of shares of Stock sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation arising from the settlement of the vested Restricted Stock Units to the extent not otherwise satisfied pursuant to Section 7(c) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;

2.             Remit directly to the Company the proceeds necessary to satisfy the Withholding Obligation;

3.             Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale; and

4.             Deposit any remaining funds in Grantee’s account.

ii.             Grantee acknowledges that Grantee’s election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in Section 7(b) is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (Grantee’s election to Sell to Cover and the provisions of Section 7(b), collectively, the “10b5-1 Plan”). Grantee acknowledges that by accepting this Award, he or she is adopting the 10b5-1 Plan to permit Grantee to satisfy the Withholding Obligation. Grantee hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Stock that must be sold pursuant to Section 7(b) to satisfy the Withholding Obligation.

iii.            Grantee acknowledges that the Agent is under no obligation to arrange for the sale of Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to Grantee’s account. In addition, Grantee acknowledges that it may not be possible to sell shares of Stock as provided for in this 10b5-1 Plan and in the event of the Agent’s inability to sell shares of Stock, Grantee will continue to be responsible for the Withholding Obligation.

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iv.            Grantee hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. The Agent is a third-party beneficiary of Section 7(b) and the terms of this 10b5-1 Plan.

v.             Grantee’s election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. This 10b5-1 Plan shall terminate not later than the date on which the Withholding Obligation arising from the payment of the vested Restricted Stock Units is satisfied.

c)             Alternatively, or in addition to or in combination with the Sell to Cover provided for under Section 7(b), if authorized by the Committee, Grantee may satisfy the Withholding Obligation through Grantee surrendering shares of Stock to which Grantee is otherwise entitled to under this Agreement or the Plan (if any) with an aggregate fair market value that is not more than the maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income).

8.             No Stockholder Rights. Grantee shall have no voting, dividend, or other stockholder rights in respect of the Restricted Stock Units granted hereunder. Upon the issuance of shares of Stock as payment under this Agreement, Grantee shall have all of the rights of a stockholder with respect to such shares of Stock as of the date Grantee becomes the record owner of such shares.

9.             Dividend Equivalent Right. Grantee shall be entitled to a Dividend Equivalent Right entitling Grantee, with respect to each Restricted Stock Unit, to receive a cash payment based on the regular cash dividends that would have been paid on a share of Stock during the period between the Grant Date of the Restricted Stock Units and the date the Restricted Stock Units are paid pursuant to Section 6. All amounts payable as a result of such Dividend Equivalent Right shall be accumulated and paid to Grantee in cash on the date that payment is made in respect of the related Restricted Stock Units in accordance with Section 6, above.

10.          Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of Grantee or benefits distributable to Grantee under this Agreement have not been exercised or distributed, respectively, at the time of Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement. If a deceased Grantee fails to designate a beneficiary, or if the Designated Beneficiary does not survive Grantee, any rights that would have been exercisable by Grantee and any benefits distributable to Grantee shall be exercised by or distributed to the legal representative of the estate of Grantee. If a deceased Grantee designates a beneficiary and the Designated Beneficiary survives Grantee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the

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Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

11.          Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Board or the Committee, and the Board or the Committee shall have all powers with respect to this Agreement as it has with pursuant to Article 3 of the Plan. Any interpretation of the Agreement by the Board or the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

12.          Additional Terms and Conditions. This Agreement and the Award granted hereunder is granted as an inducement material to the Grantees entry into employment with the Company pursuant to Rule 711(a) and the other relevant rules of the NYSE MKT Company Guide for equity grants to induce new employees to enter into employment with the Company, and not pursuant to the Plan.  Notwithstanding the foregoing, the following provisions of the Plan, and all interpretations, amendments, rules and regulations promulgated by the Board or the Committee from time to time pursuant to the Plan, are incorporated herein by reference and shall be in full force and effect as if the provisions were contained within this Agreement:

a)            Article 3:  Administration of the Plan;

b)            Article 10:  Terms and Conditions of Restricted Stock and Stock Units;

c)             Article 13:  Terms and Conditions of Dividend Equivalent Rights;

d)            Article 15:  Parachute Limitations;

e)             Article 16:  Requirements of Law;

f)             Article 17:  Effect of Changes in Capitalization; and

g)             Article 18:  General Provisions.

13.          Fractional Shares. In lieu of issuing a fraction of a share of Stock resulting from an adjustment of the Award pursuant to Section 17.4 of the Plan (as incorporated by herein by reference pursuant to Section 12 of this Agreement) or otherwise, the Company will be entitled to pay to Grantee an amount equal to the fair market value of such fractional share.

14.          Not An Employment Contract. The Award will not confer on Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee’s Service at any time.

15.          Notices. Any written notices provided for in this Agreement shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be

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directed, if to Grantee, at Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

16.          Amendment. Amendment of the provisions of the Plan that are incorporated into this Agreement shall also, and without any other action required, automatically apply and be incorporated into this Agreement; provided that no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under this Award.  This Agreement may be amended by written agreement of Grantee and the Company without the consent of any other person.

17.          409A Savings Clause. All amounts payable hereunder are intended to comply with the requirements of Section 409A, and this Agreement shall be interpreted accordingly.

18.          Electronic Acceptance. By logging into and accepting this Agreement through Grantee’s account with the Agent, Grantee (a) understands, represents, acknowledges and agrees to be bound by this Agreement as if Grantee had manually signed this Agreement, (b) agrees that Agent or its designee shall obtain and retain custody of the shares of Stock issuable upon settlement of vested Restricted Stock Units until such time as all withholding obligations have been satisfied, (c) elects to conduct a Sell to Cover to satisfy the Withholding Obligation in accordance with Section 7(b) of the Agreement, (d) represents and warrants that (i) Grantee has carefully reviewed Section 7(b) of this Agreement, (ii) Grantee is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales and does not have, and will not attempt to exercise, authority, influence or control over any sales of Stock effected by the Agent and (iii) as of the date Grantee accepts this Agreement, Grantee is not aware or in possession of any material, nonpublic information with respect to the Company or its affiliates or any of their respective securities. In the event that Grantee does not accept this Agreement through the Agent’s online grant acceptance system within 90 days of the Grant Date, the Company shall have the option, but not the obligation, to cancel and revoke the Award represented by this Agreement, and the Award shall be forfeited by Grantee without any further consideration.

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Exhibit A

Bonanza Creek Energy Beneficiary Designation

Primary Beneficiary

I hereby designate the following person or persons as primary Beneficiaries of my Award granted pursuant to the Agreement payable in the event of my death.

Name:	Name:
Social Security Number:	Social Security Number:
Address:	Address:
Date of Birth:	Date of Birth:
Relationship to Participant:	Relationship to Participant:
Percentage:	Percentage:

The total of the percentages cannot exceed 100%. When more than one Beneficiary is designated, and no percentage is specified, payment will be made in equal shares to each surviving Beneficiary, or all to the last surviving Beneficiary.

Contingent Beneficiary

In the event that there is no living primary Beneficiary at my death, I hereby designate the following person or persons as contingent Beneficiaries of my Award granted pursuant to the Agreement:

Name:	Name:
Social Security Number:	Social Security Number:
Address:	Address:
Date of Birth:	Date of Birth:
Relationship to Participant:	Relationship to Participant:
Percentage:	Percentage:

The total of the percentages cannot exceed 100%. When more than one Beneficiary is designated, and no percentage is specified, payment will be made in equal shares to each surviving Beneficiary, or all to the last surviving Beneficiary.

Participant Signature

I reserve the right to revoke or change any Beneficiary designation. I hereby revoke all my prior designations (if any) of primary and contingent Beneficiaries.

Signature	DATE

Print Name

Please return this form to Human Resources when you have completed it.

A-1

Exhibit B

Executive Change in Control and Severance Plan

BONANZA CREEK ENERGY, INC.

FIFTH AMENDED AND RESTATED EXECUTIVE CHANGE IN CONTROL
AND SEVERANCE PLAN

1.                                      Purpose and Effective Date.  Bonanza Creek Energy, Inc. (the “Company”) has adopted this Fifth Amended and Restated Executive Change in Control and Severance Benefit Plan (this “Plan”) to provide for the payment of severance or change in control benefits to Eligible Individuals (as defined below).  The Plan was approved by the Board of Directors of the Company (the “Board”) to be effective as of March 30, 2018 (the “Effective Date”).

2.                                      Definitions.  For purposes of this Plan, the terms listed below will have the meanings specified herein:

(a)                                 “Accrued Obligations” means (i) payment to an Eligible Individual of all earned but unpaid Base Salary through the Date of Termination prorated for any partial period of employment; (ii) payment to an Eligible Individual, in accordance with the terms of the applicable benefit plan of the Company or its Affiliates or to the extent required by law, of any benefits to which such Eligible Individual has a vested entitlement as of the Date of Termination; (iii) payment to an Eligible Individual of any accrued unused vacation; and (iv) payment to an Eligible Individual of any approved but not yet reimbursed business expenses incurred in accordance with applicable policies of the Company and its Affiliates, including this Plan.

(b)                                 “Administrator” means the Compensation Committee of the Board or another person or committee appointed by the Board to administer this Plan.

(c)                                  “Affiliate” means (i) with respect to the Company, any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessor to any such entity; provided¸ however, that a natural person shall not be considered an Affiliate; and (ii) with respect to an Eligible Individual, any person that directly, or through one or more intermediaries, is controlled by such Eligible Individual or members of such Eligible Individual’s immediate family.

(d)                                 “Annual Bonus” means the greater of (i) the average of the annual bonuses earned by the Eligible Individual pursuant to the STIP for the two calendar years immediately preceding the Date of Termination and (ii) the Eligible Individual’s then current “target” annual bonus amount.

(e)                                  “Base Salary” means an Eligible Individual’s annual base salary as of a Notice of Termination (without regard to any reduction in such Base Salary which constitutes Good Reason).

(f)                                   “Cause” means any of the following:

(i)                                     an Eligible Individual has failed or refused to substantially perform such Eligible Individual’s duties, responsibilities or authorities (other than any such refusal or failure resulting from such Eligible Individual’s becoming Disabled);

(ii)                                  any commission by or indictment of by an Eligible Individual of a felony or crime of moral turpitude;

(iii)                               an Eligible Individual has engaged in material misconduct in the course and scope of such Eligible Individual’s employment with the Company, including, but not limited to, gross incompetence, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, chronic abuse of alcohol or unprescribed controlled substances, improper disclosure of confidential information, chronic and unexcused absenteeism, improper appropriation of a corporate opportunity or any other material violation of the Company’s personnel policies, rules or codes of conduct or any fiduciary duty owed to the Company or its Affiliates, or any applicable law or regulation to which the Company or its Affiliates are subject;

(iv)                              an Eligible Individual has committed any act of fraud, embezzlement, theft, dishonesty, misrepresentation or falsification of records; or

(v)                                 for an Eligible Individual who is not a Tier 1 Executive, an Eligible Individual has engaged in any act or omission that is likely to materially damage the Company’s business, including, without limitation, damages to the Company’s reputation.

(g)                                  “Change in Control” means:

(i)                                     the acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions by a Person shall not constitute a Change in Control: (I) any acquisition directly from the Company; (II) any acquisition by the Company; (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (IV) any acquisition by any Person pursuant to a Business Combination that does not constitute a Change in Control under Section 2(g)(ii) below;

(ii)                                  the consummation of a reorganization, merger, consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) if,  immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, less than 50% of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or managers, as the case may be, of the entity resulting from such Business Combination (including, without limitation, any entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(iii)                               the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not occur (A) under Section 2(g)(i) if Incumbent Directors (as determined immediately before any such acquisition described therein) constitute 50% or more of  the Board immediately following any such acquisition, (B) under Section 2(g)(ii) if Incumbent Directors (as determined immediately before consummation of a Business Combination) constitute 50% or more of the members of the board of directors (or similar body) of the entity resulting from such Business Combination (including, without limitation, any entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets, in either case, either directly or through one or more subsidiaries) or (C) in connection with any transaction approved by a federal bankruptcy court.

(h)                                 “CIC Effective Date” means the date upon which a Change in Control occurs.

(i)                                     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(j)                                    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(k)                                 “Date of Termination” means (i) if the Eligible Individual’s employment with the Company and its Affiliates is terminated by death, the date of such Eligible Individual’s death; (ii) if the Eligible Individual’s employment is terminated because of the Eligible Individual becoming Disabled, then 30 days after the Notice of Termination is given; or (iii) if (A) the Eligible Individual’s employment is terminated by the Company or any of its Affiliates with or without Cause or (B) the Eligible Individual’s employment by the Eligible Individual with or without Good Reason, then, in each case, the date specified in the Notice of Termination, which shall comply with the applicable notice requirements set forth herein.  Transfer of employment between and among the Company and its Affiliates, by itself, shall not constitute a termination of employment for purposes of this Plan.

(l)                                     “Disability” or “Disabled” as it relates to an Eligible Individual means when such Eligible Individual (i) receives disability benefits under either Social Security or the applicable long- term disability plan of the Company or its Affiliates, if any, or (ii) the Administrator, upon the written report of a qualified physician designated by the Administrator or the insurer of the applicable long-term disability plan of the Company or its Affiliates, shall have determined (after a complete physical examination of the Eligible Individual at any time after he has been absent from employment with the Company or its Affiliates for 90 or more consecutive calendar days) that such Eligible Individual has become physically and/or mentally incapable of performing such Eligible Individual’s essential job functions with or without reasonable accommodation as required by law due to injury, illness, or other incapacity (physical or mental).

(m)                             “Emergence Grants” has the meaning assigned to it in the Restructuring Support Agreement.

(n)                                 “Employee Restrictive Covenants, Proprietary Information and Inventions Agreement” means that certain Employee Restrictive Covenants, Proprietary Information and Inventions Agreement or, with respect to a Tier 5 Key Employee, that certain Employee Proprietary Information and Inventions Agreement, as applicable, executed by an Eligible Individual.

(o)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)                                 “Good Reason” shall exist in the event any of the following actions are taken without an Eligible Individual’s consent:

(i)                                     such Eligible Individual’s authority with Company or its Affiliates is, or such Eligible Individual’s duties or responsibilities based on such Eligible Individual’s job title or job description are, materially diminished relative to such Eligible Individual’s authority, duties and responsibilities as in effect immediately prior to such change, provided, however, that in no event shall removal of such Eligible Individual from the position of manager, director or officer of any direct or indirect Affiliate of the Company in connection with any corporate restructuring constitute Good Reason and provided, further, that in no event shall the removal of an Eligible Individual from the Board following a Change in Control constitute Good Reason;

(ii)                                  a reduction in such Eligible Individual’s annual base salary as in effect immediately prior to reduction in an amount of 10% or more;

(iii)                               a relocation of such Eligible Individual’s primary work location more than 50 miles away from the then-current primary work location; or

(iv)                              any material breach by the Company of any provision of this Plan or other material agreement between the Company and the Eligible Individual.

(q)                                 “Incumbent Directors” means the members of the Board as determined immediately prior to the relevant transaction or event described in Section 2(g).

(r)                                    “LTIP” means the Company’s 2017 Long Term Incentive Plan or any successor equity incentive plan maintained by the Company.

(s)                                   “Notice of Termination” means a notice that indicates the specific termination provision in this Plan relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated; provided, however, that any failure to provide such detail shall not delay the effectiveness of the termination.

(t)                                    “Post-Termination Obligations” means any obligations owed by an Eligible Individual to the Company or any of its Affiliates which survive such Eligible Individual’s employment with the Company or its Affiliates, including, without limitation, those obligations and restrictive covenants (including covenants not to compete and not to solicit) set forth in such Eligible Individual’s Employee Restrictive Covenants, Proprietary Information and Invention Agreement.

(u)                                 “Restructuring” has the meaning assigned to it in the Restructuring Support Agreement.

(v)                                 “Restructuring Support Agreement” means the Restructuring Support and Lock-Up Agreement, dated as of December 23, 2016, as amended, by and among the Company and each of its subsidiaries, certain holders of the Company’s 5.75% Senior Notes due 2023 and 6.75% Senior Notes due 2021, NGL Energy Partners LP, and NGL Crude Logistics, LLC.

(w)                               “Section 409A” means Section 409A of the Code and the regulations and administrative guidance issued thereunder.

(x)                                 “Section 4999” means Section 4999 of the Code.

(y)                                 “Separation from Service” means a “separation from service” as such term is defined for purposes of Section 409A.

(z)                                  “Severance Obligations” means the Severance Obligations identified in Section 5(b), 5(c) and 5(d) of this Plan, as applicable.

(aa)                          “Severance Obligation Period” means (i) in the case of a Tier 1 Executive , the period equal to 12 months multiplied by the applicable percentage of Base Salary and Annual Bonus the Tier 1 Executive is eligible to receive as severance as a result of such Tier 1 Executive’s termination of employment ; (ii) in the case of a Tier 2, Tier 3 or Tier 4 Executive, the period of twelve months; and (iii) in the case of a Tier 5 Key Employee, the period equal to the number of months (up to a maximum of 12) equal to the sum of three (3) plus the number of full years of service of the Tier 5 Key Employee with the Company; for all Tiers, the Severance Obligation Period shall commence on the Date of Termination.

(bb)                          “STIP” means the Company’s Short Term Incentive Program (or any successor thereto).

(cc)                            “Tier 1 Executive” means an Eligible Individual identified as a “Tier 1 Executive” in accordance with Exhibit A attached hereto.

(dd)                          “Tier 2 Executive” means an Eligible Individual identified as a “Tier 2 Executive” in accordance with Exhibit A attached hereto.

(ee)                            “Tier 3 Executive” means an Eligible Individual identified as a “Tier 3 Executive” in accordance with Exhibit A attached hereto.

(ff)                              “Tier 4 Executive” means an Eligible Individual identified as a “Tier 4 Executive” in accordance with Exhibit A attached hereto.

(gg)                            “Tier 5 Key Employee” means an Eligible Individual identified as a “Tier 5 Key Employee” in accordance with Exhibit A attached hereto.

(hh)                          “Tier” means the level at which an Eligible Individual is identified immediately prior to the Eligible Individual’s termination of employment (without regard to any reduction in such Tier that constitutes Good Reason).

3.                                      Administration of the Plan.

(a)                                 Authority of the Administrator.  This Plan will be administered by the Administrator.  Subject to the express provisions of this Plan and applicable law, the Administrator will have the authority, in its sole and absolute discretion, to: (i) adopt, amend, and rescind administrative and interpretive rules and regulations related to this Plan, (ii) delegate its duties under this Plan to such agents as it may appoint from time to time, and (iii) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering this Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate.  The Administrator shall have complete discretion and authority with respect to this Plan and its application except to the extent that discretion is expressly limited by this Plan.  The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in this Plan in any manner and to the extent it deems necessary or desirable to carry this Plan into effect, and the Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Administrator on the matters referred to in this Section 3(a) or otherwise arising under this Plan will be final and conclusive.

(b)                                 Manner of Exercise of Authority.  Any action of, or determination by, the Administrator will be final, conclusive and binding on all persons, including the Company, the Company’s Affiliates, the Board, the stockholders of the Company, each Eligible Individual, or other persons claiming rights from or through an Eligible Individual.  The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, will not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers of the Company, or committees thereof, the authority, subject to such terms as the Administrator will determine, to perform such functions, including administrative functions, as the Administrator may determine.  The Administrator may appoint agents to assist it in administering this Plan.

(c)                                  Limitation of Liability.  The Administrator will be entitled to, in good faith, rely or act upon any report or other information furnished to the Administrator by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan.  The Administrator and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4.                                      Eligibility.  Each employee of the Company or any of its Affiliates eligible to receive the benefits described in this Plan as designated by the Administrator (collectively the “Eligible Individuals” and each an “Eligible Individual”); provided, that any individual who is entitled to severance or change in control benefits pursuant to a separate written agreement between the Company (or one of its Affiliates) and the individual shall not be an Eligible Individual.

5.                                      Plan Benefits.

(a)                                 Payment of Accrued Obligations.  In the event an Eligible Individual’s Date of Termination occurs for any reason, such Eligible Individual shall be entitled to receive the Accrued Obligations.  Participation in all benefit plans of the Company and its Affiliates will terminate upon an Eligible Individual’s Date of Termination except as otherwise specifically provided in the applicable plan.

(b)                                 Severance Obligations:  Tier 1 Executives.  The Severance Obligations to a Tier 1 Executive shall be as follows:

(i)                                     In the event a Tier 1 Executive’s employment with the Company and its Affiliates is terminated by the Company or one of its Affiliates without Cause other than during the one (1) year period following the CIC Effective Date, the Company (or the Affiliate of the Company that is the employer of the Eligible Individual immediately prior to termination) shall provide Severance Obligations set forth below, provide that the conditions of Section 5(e) and 8 of this Plan have been fulfilled.

(1)                                 payment of an amount equal to 200% of the sum of (A) such Executive’s then current Base Salary as of the Date of Termination and (B) such Executive’s Annual Bonus;

(2)                                 accelerated vesting of a pro-rata portion of all equity incentives then held by such Executive pursuant to the LTIP or otherwise that are subject to performance-based vesting conditions, assuming all applicable performance-based vesting conditions are achieved at target performance, and with such pro-rata portion determined by a fraction, the numerator of which is (A) the number of days between the grant date of the applicable award and such Executive’s Date of Termination and the denominator of which is (B) the number of days between the grant date and the vesting date of each applicable award;

(3)                                 all equity incentives then held by such Executive pursuant to the LTIP or otherwise that are not subject to performance-based vesting conditions will be governed by the award agreement applicable to the equity incentive award;

(4)                                 if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Executive, during the portion, if any, of the 24-month period, commencing as of the date such Executive is eligible to elect and timely elects to continue coverage for such Executive and such Executive’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Executive for the difference between the amount such Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter; provided that the Company may modify the continuation coverage contemplated by this Section 5(b)(i)(4) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(ii)                                  In the event a Tier 1 Executive’s employment with the Company and its Affiliates is terminated by such Tier 1 Executive resigning such Tier 1 Executive’s employment for Good Reason other than during the one (1) year period following the CIC Effective Date, the Company (or the Affiliate of the Company that is the employer of the Eligible Individual immediately prior to termination) shall provide Severance Obligations set forth below, provide that the conditions of Section 5(e) and 8 of this Plan have been fulfilled.

(1)                                 payment of an amount equal to the sum of such Executive’s Base Salary as in effect on the applicable Date of Termination and such Executive’s Annual Bonus;

(2)                                 all equity incentives then held by such Executive pursuant to the LTIP or otherwise will be governed by the award agreement applicable to the equity incentive award;

(3)                                 if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Executive, during the portion, if any, of the 12-month period, commencing as of the date such Executive is eligible to elect and timely elects to continue coverage for such Executive and such Executive’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Executive for the difference between the amount such Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter; provided that the Company may modify the continuation coverage contemplated by this Section 5(b)(ii)(3) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(c)                                  Severance Obligations:  Tier 2 through Tier 4 Executives and Tier 5 Key Employees.  In the event an Eligible Individual’s employment with the Company and its

Affiliates is terminated by the Company or one of its Affiliates without Cause or by such Eligible Individual resigning such Eligible Individual’s employment for Good Reason other than during the one (1) year period following the CIC Effective Date, the Company (or the Affiliate of the Company that is the employer of the Eligible Individual immediately prior to termination) shall provide Severance Obligations set forth below, provided that the conditions of Sections 5(e) and 8 of this Plan have been fulfilled.

(i)                                     Tier 2 through Tier 4 Executives.  The Severance Obligations to a Tier 2, Tier 3 and Tier 4 Executive shall be as follows:

(1)                                 subject to the potential reduction set forth in Section 6(b), payment of an amount equal to the sum of such Executive’s Base Salary as in effect on the applicable Date of Termination and 50% of such Executive’s Annual Bonus;

(2)                                 subject to Section 6, all equity incentives then held by such Executive pursuant to the LTIP or otherwise will be governed by the award agreement applicable to the equity incentive award;

(3)                                 the Emergence Grant Acceleration, if any; and

(4)                                 if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Executive, during the portion, if any, of the 12-month period, commencing as of the date such Executive is eligible to elect and timely elects to continue coverage for such Executive and such Executive’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Executive for the difference between the amount such Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter; provided that the Company may modify the continuation coverage contemplated by this Section 5(c)(i)(4) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(ii)                                  Tier 5 Key Employees.  The Severance Obligations to a Tier 5 Key Employee shall be as follows:

(1)                                 subject to the potential reduction set forth in Section 6(b), payment of an amount equal to A x B, where “A” equals the sum of such Key Employee’s Base Salary as in effect on the applicable Date of Termination and 50% of such Key Employee’s Annual Bonus and “B” equals a fraction (which cannot exceed one

(1)), the numerator of which is three (3) PLUS the number of full years of service of the Tier 5 Key Employee with the Company (up to a maximum numerator of 12) and the denominator of which is 12;

(2)                                 subject to Section 6, all equity incentives then held by such Key Employee pursuant to the LTIP or otherwise will be governed by the award agreement applicable to the equity incentive award;

(3)                                 the Emergence Grant Acceleration, if any; and

(4)                                 if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Key Employee, during the portion, if any, of the COBRA Period, commencing as of the date such Key Employee is eligible to elect and timely elects to continue coverage for such Key Employee and such Key Employee’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Key Employee for the difference between the amount such Key Employee pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter; provided that the Company may modify the continuation coverage contemplated by this Section 5(c)(ii)(4) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

For purposes of this Section 5, the “COBRA Period” shall be a number of months (up to a maximum of 12) equal to equal to the sum of three (3) plus the number of full years of service of the Tier 5 Key Employee with the Company.

Provided that the conditions of Sections 5(e) and 8 of this Plan have been fulfilled, an Eligible Individual’s cash Severance Obligations will be paid in ratable installments in accordance with the Company’s normal payroll process during the Eligible Individual’s Severance Obligation Period, with the first payment being made on the first payroll payment date occurring at least 60 days after such Eligible Individual’s Date of Termination and including all payments that would otherwise have been made during such 60 day period.

(d)                                 Severance Obligations - Change in Control.  In the event an Eligible Individual is employed by the Company or one of its Affiliates on the CIC Effective Date and such Eligible Individual (i) resigns such Eligible Individual’s employment with the Company and its Affiliates for Good Reason, if applicable, or (ii) is terminated by the Company and its Affiliates without Cause, in each case, at any time within the twelve (12)-month period following the CIC Effective Date, then, the Company (or the Affiliate of the Company that is the employer of the Eligible Individual immediately prior to termination) shall provide Severance Obligations set forth below, provided that the conditions of Sections 5(e) and 8 of this Plan have been fulfilled.  Notwithstanding the foregoing, in the event that an Eligible Individual’s Date of Termination occurs by reason of the Eligible Individual’s refusal to accept an offer of employment (including continued employment with the Company or any of its Affiliates) in connection with a Change in Control or other corporate transaction and if such offer of employment would not constitute a basis for a Good Reason termination, then the Eligible Individual shall not be entitled to Severance Obligations under the Plan.

(i)                                     Tier 1 Executives.  The Severance Obligations to a Tier 1 Executive shall be as follows:

(1)                                 on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 200% of the sum of (A) such Executive’s then current Base Salary as of the Date of Termination and (B) such Executive’s Annual Bonus;

(2)                                 accelerated vesting of all equity incentives then held by such Executive pursuant to the LTIP or otherwise, assuming all applicable performance-based vesting conditions are achieved at target performance;

(3)                                 if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Executive, during the portion, if any, of the 24-month period, commencing as of the date such Executive is eligible to elect and timely elects to continue coverage for such Executive and such Executive’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Executive for the difference between the amount such Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter; provided that the Company may modify the continuation coverage contemplated by this Section 5(d)(i)(3) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(ii)                                  Tier 2 and Tier 3 Executives.  The Severance Obligations to a  Tier 2 and Tier 3 Executive shall be as follows:

(1)                                 on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 200% of the sum of (A) such

Executive’s then current Base Salary as of the Date of Termination and (B) 50% of  such Executive’s Annual Bonus;

(2)                                 all equity incentives then held by such Executive pursuant to the LTIP or otherwise (other than the Emergence Grants) will be governed by the award agreement applicable to the equity incentive award;

(3)                                 the Emergence Grant Acceleration, if any; and

(4)                                 if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Executive, during the portion, if any, of the 18-month period, commencing as of the date such Executive is eligible to elect and timely elects to continue coverage for such Executive and such Executive’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Executive for the difference between the amount such Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter; provided that the Company may modify the continuation coverage contemplated by this Section 5(d)(ii)(4) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(iii)                               Tier 4 Executives.  The Severance Obligations to a Tier 4 Executive shall be as follows:

(1)                                 on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to the sum of (A) such Executive’s then current Base Salary as of the Date of Termination plus (B) 50% such Executive’s Annual Bonus;

(2)                                 all equity incentives then held by such Executive pursuant to the LTIP or otherwise (other than the Emergence Grants) will be governed by the award agreement applicable to the equity incentive award;

(3)                                 the Emergence Grant Acceleration, if any; and

(4)                                 if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Executive, during the portion, if any, of the 12-month period, commencing as of the date such Executive is eligible to elect and timely elects to continue coverage for such Executive and such Executive’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to

COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Executive for the difference between the amount such Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter; provided that the Company may modify the continuation coverage contemplated by this Section 5(d)(iii)(4) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(iv)                              Tier 5 Key Employees.  The Severance Obligations to a Tier 5 Key Employee shall be as follows:

(1)                                 on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to A x B, where “A” equals the sum of such Key Employee’s Base Salary as in effect on the applicable Date of Termination and 50% of such Key Employee’s Annual Bonus and “B” equals a fraction (which cannot exceed one (1)), the numerator of which is three (3) PLUS the number of full years of service of the Tier 5 Key Employee with the Company (up to a maximum numerator of 12) and the denominator of which is 12;

(2)                                 all equity incentives then held by such Key Employee pursuant to the LTIP or otherwise (other than the Emergence Grants) will be governed by the award agreement applicable to the equity incentive award;

(3)                                 the Emergence Grant Acceleration, if any; and

(4)                                 if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Tier 5 Key Employee, during the portion, if any, of the COBRA Period, commencing as of the date such Tier 5 Key Employee is eligible to elect and timely elects to continue coverage for the Tier 5 Key Employee and such Tier 5 Key Employee’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Tier 5 Key Employee on a monthly basis for the difference between the amount such Tier 5 Key Employee pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter; provided that the Company may modify the continuation coverage contemplated by this Section 5(d)(iv)(4) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(e)                                  Conditions to Severance Obligations.  Notwithstanding Section 5(b), Section 5(c), Section 5(d) or Section 6 of this Plan, in no event shall an Eligible Individual be entitled to the Severance Obligations unless such Eligible Individual (i) tenders his or her resignation as a member of the Board and of the board of directors of any Affiliate (in each case, to the extent applicable) effective as of the Date of Termination (the “Resignation”), and (ii) executes a General Release in a form and substance approved by the Administrator (the “Release”) substantially similar to the Release attached hereto as Exhibit B, with any additional customary terms as the Administrator may deem appropriate in the circumstances, and such Release is not revoked.  The Eligible Individual shall be eligible for the Severance Obligations only if the executed Release is returned to the Company and becomes irrevocable within 60 days after the Date of Termination.  Until the Release has become irrevocable, any such Severance Obligations shall not be provided by the Company or any of its Affiliates.  If an Eligible Individual fails to return the Resignation so that it would, if accepted, be effective upon the Date of Termination, or fails to return the Release to the Company in sufficient time so that the Release becomes irrevocable within 60 days after the Date of Termination, such Eligible Individual’s rights to Severance Obligations shall be forfeited.

6.                                      Certain Terms Applicable to Emergence Grants.

(a)                                 General.  Notwithstanding anything to the contrary that may be set forth in the LTIP or in any grant agreement thereunder and provided that the conditions of Sections 5(e) and 8 of this Plan have been fulfilled, in the event an Eligible Individual’s employment is terminated by death, for Disability, by the Company or one of its Affiliates without Cause or by such Eligible Individual resigning such Eligible Individual’s employment for Good Reason, immediately prior to the Date of Termination, all Emergence Grants then held by such Eligible Individual pursuant to the LTIP or otherwise will immediately vest, with payment of such Emergence Grants payable in accordance with the applicable award agreement (the “Emergence Grant Acceleration”).

(b)                                 Severance Offset.  In the event of any termination of employment that qualifies for the Emergence Grant Acceleration, the amount of cash severance otherwise payable to an Eligible Individual under Section 5(c)(i)(1) or Section 5(c)(ii)(1) will reduced on a dollar-for-dollar basis (but not below $0) by the Intrinsic Value of the Eligible Individual’s Emergence Grant Acceleration.  For this purpose, the “Intrinsic Value” of Emergence Awards means the aggregate “spread” value of unvested options and the value of unvested restricted stock units, in each case, included within the Eligible Individual’s Emergence Award, as determined by the Administrator in good faith using the closing price of the Company’s common stock on last trading day before the Eligible Individual’s Date of Termination

7.                                      Parachute Payment Limitations.  Notwithstanding any contrary provision in this Plan, if an Eligible Individual is a “disqualified individual” (as defined in Section 280G of the Code), and the Severance Obligations that would otherwise be paid to such Eligible Individual under this Plan together with any other payments or benefits that such Eligible Individual has a right to receive from the Company (and affiliated entities required to be aggregated in accordance with Q/A-10 and Q/A-46 of Treas. Reg. §1.280G-1) (collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), the Payments shall be either (a) reduced (but not below zero) so that the aggregate present value of such Payments and benefits received by the Eligible Individual from the Company and its Affiliates shall be $1.00 less than three times such Eligible Individual’s “base amount” (as defined in Section 280G of the Code) (the “Safe Harbor Amount”) and so that no portion of such Payments received by such Eligible Individual shall be subject to the excise tax imposed by Section 4999; or (b) paid in full, whichever produces the better net after-tax result for such Eligible Individual (taking into account any applicable excise tax under Section 4999 and any applicable federal, state and local income and employment taxes).  The determination as to whether any such reduction in the amount of the Payments is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on such Eligible Individual.  If reduced Payments are made to the Eligible Individual pursuant to this Section 7 and through error or otherwise those Payments exceed the Safe Harbor Amount, the Eligible Individual shall immediately repay such excess to the Company or its applicable Affiliate upon notification that an overpayment has been made.

The reduction of Payments, if applicable, shall be made by reducing, first, Severance Obligations to be paid in cash hereunder in the order in which such payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and second, by reducing any other cash payments that would be payable to the Eligible Individual outside of this Plan which are valued in full for purposes of Code Section 280G in a similar order (last to first), any third, by reducing any equity acceleration hereunder of awards which are valued in full for purposes of Section 280G of the Code in a similar order (last to first), and finally, by reducing any other payments or benefit provided hereunder in a similar order (last to first).

8.                                      Conditions to Receipt of Severance Obligations.

(a)                                 Compliance with Post-Termination Obligations.  Notwithstanding anything contained in this Plan to the contrary, the Company and its Affiliates shall have the right to cease providing any part of the Severance Obligations, and the Eligible Individual shall be required to immediately repay the Company and its Affiliates for any Severance Obligations already provided, but all other provisions of this Plan shall remain in full force and effect, if such Eligible Individual has been determined, pursuant to the dispute resolution provisions hereof, not to have fully complied with such Eligible Individual’s Post-Termination Obligations during the Severance Obligation Period or longer, as may be the case.

(b)                                 Separation from Service Required.  Notwithstanding anything contained in this Plan to the contrary, the Eligible Individual shall be entitled to Severance Obligations only if such Eligible Individual’s termination of employment constitutes a Separation from Service.

9.                                      Termination.

(a)                                 Notice of Termination.  Any termination of an Eligible Individual’s employment with the Company and its Affiliates (other than termination as a result of death) shall be communicated by written Notice of Termination to, (i) in the case of termination by an Eligible Individual, the Company or one of its Affiliates and (ii) in the case of termination by the Company and its Affiliates, the Eligible Individual.

(b)                                 Death.  An Eligible Individual’s employment with the Company and its Affiliates shall terminate immediately upon such Eligible Individual’s death.

(c)                                  Disability.  An Eligible Individual’s employment with the Company and its Affiliates shall terminate 30 days after Notice of Termination is given by the Company or its Affiliates.

(d)                                 For Cause.

(i)                                     Subject to Section 9(d)(ii), the Company and its Affiliates shall be entitled to terminate an Eligible Individual’s employment with the Company and its Affiliates immediately for any Cause.

(ii)                                  If the Administrator determines, in its sole discretion, that a cure is possible and appropriate, the Company or the applicable Affiliate will give an Eligible Individual being terminated for Cause written notice of the acts or omissions constituting Cause and no termination of such Eligible Individual’s employment with the Company and its Affiliates for Cause shall occur unless and until such Eligible Individual fails to cure such acts or omissions within 10 days following the receipt of such written notice. If the Administrator determines, in its sole discretion, that a cure is not possible or appropriate, an Eligible Individual being terminated for Cause shall have no notice or cure rights before such Eligible Individual’s employment with the Company and its Affiliates is terminated for Cause.

(e)                                  Without Cause.  The Company and its Affiliates shall be entitled to terminate an Eligible Individual’s employment with the Company for any reason, at any time by providing written notice to such Eligible Individual that the Company and its Affiliates is terminating such Eligible Individual’s employment with the Company and its Affiliates without Cause.

(f)                                   With Good Reason.

(i)                                     Subject to Section 9(f)(ii), an Eligible Individual shall be permitted to terminate such Eligible Individual’s employment with the Company and its Affiliates for any Good Reason.

(ii)                                  To exercise an Eligible Individual’s right to terminate such Eligible Individual’s employment for Good Reason, such Eligible Individual must provide written notice to the Company or one of its Affiliates of such Eligible Individual’s belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to such Good Reason, and such notice shall describe the conditions believed to constitute Good Reason.

The Company and its Affiliates shall have 30 days to remedy the Good Reason condition(s) (the “Cure Period”).  If the condition(s) are not remedied during such Cure Period, such Eligible Individual may terminate such Eligible Individual’s employment with the Company and its Affiliates for Good Reason by delivering a Notice of Termination to the Company; provided, however, that such termination must occur no later than 5 days after the conclusion of the Cure Period (or, in the case of a termination yielding the benefits provided in Section 6 hereof, 180 days after the date of the initial existence of the condition(s) giving rise to such Good Reason); otherwise, such Eligible Individual is deemed to have accepted the condition(s), or the Company’s and its Affiliates correction of such condition(s), that may have given rise to the existence of such Good Reason.

(g)                                  Without Good Reason.  An Eligible Individual shall be entitled to terminate such Eligible Individual’s employment with the Company and its Affiliates at any time by providing 30 days written Notice of Termination to the Company or one of its Affiliates and stating that such termination is without Good Reason, provided, however, that notwithstanding anything to the contrary contained herein, the Company and its Affiliates shall be under no obligation to continue to employ such Eligible Individual for such 30 day period.

(h)                                 Suspension of Duties.  Notwithstanding the foregoing provisions of this Section 9, the Company and its Affiliates may, to the extent doing so would not result in the Eligible Individual’s Separation from Service, suspend an Eligible Individual from performing such Eligible Individual’s duties, responsibilities, and authorities (including, without limitation, such Eligible Individual’s duties, responsibilities and authorities as a member of the Board or the board of directors of any Affiliate) following the delivery by such Eligible Individual of a Notice of Termination providing for such Eligible Individual’s resignation, or following delivery by the Company or one of its Affiliates of a Notice of Termination providing for the termination of such Eligible Individual’s employment for any reason; provided, however, that during the period of suspension (which shall end on or before the Date of Termination), and subject to the legal rules applicable to any Company benefit plans under Section 401(a) of the Code and the rules applicable to nonqualified deferred compensation plans under Section 409A, such Eligible Individual shall continue to be treated as employed by the Company and its Affiliates for other purposes, and such Eligible Individual’s rights to compensation or benefits shall not be reduced by reason of the suspension; and provided, further, that any such suspension shall not serve as a basis for Good Reason and shall not affect the determination of whether the resignation was for Good Reason or without Good Reason or whether the termination was for Cause or without Cause.  The Company and its Affiliates may suspend an Eligible Individual with pay pending an investigation authorized by the Company or any of its Affiliates or a governmental authority in order to determine whether such Eligible Individual has engaged in acts or omissions constituting Cause, and in such case the paid suspension shall not constitute a termination of such Eligible Individual’s employment with the Company and its Affiliates; provided, however, that such suspension shall not continue past the time that the Eligible Individual would incur a Separation from Service (at such point, the Company shall either terminate the Eligible Individual in accordance with this Plan or have the Eligible Individual return to active employment).

10.                               General Provisions.

(a)                                 Taxes.  The Company and its Affiliates are authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company and its Affiliates may deem advisable to enable the Company, its Affiliates and Eligible Individuals to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.

(b)                                 Offsets and Substitutions.  Pursuant to Reg. § 1.409A-3(j)(4)(xiii), the Company and its Affiliates may set off against, and each Eligible Individual authorizes the Company and its Affiliates to deduct from, any payments due to such Eligible Individual, or to such Eligible Individual’s estate, heirs, legal representatives or successors, any amounts which may be due and owing to the Company or an Affiliate by such Eligible Individual, arising in the ordinary course of business whether under this Plan or otherwise.  To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to an Eligible Individual under another plan of the Company or its Affiliates or an agreement with the Eligible Individual and the Company or its Affiliates, including a change in control plan or agreement, an offer letter or letter agreement, or to the extent that an Eligible Individual moves between Tiers, and to the extent that such other payments or benefits or the Severance Obligations provided under this Plan are subject to Section 409A, the Plan shall be administered to ensure that no payment or benefit under the Plan will be (i) accelerated in violation of Section 409A or (ii) further deferred in violation of Section 409A.

(c)                                  Term of this Plan; Amendment and Termination.

(i)                                     Prior to a Change in Control, this Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by the Administrator and a majority of the Board; provided, however, that no such amendment, modification or termination that is the Administrator determines in its sole discretion is required to be adopted as a condition to the consummation of Change in Control pursuant to the request of a third party who effectuates a Change in Control that would adversely affect the benefits or protections hereunder of any Eligible Individual as of the date such amendment, modification or termination is adopted shall be effective as it relates to such Eligible Individual.  For a period of one (1) year following the occurrence of a Change in Control, this Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any Eligible Individual under this Plan on the date the Change in Control occurs.

(ii)                                  Notwithstanding the provisions of paragraph (i), the Company may terminate and liquidate the Plan in accordance with the provisions of Section 409A.

(iii)                               Notwithstanding the foregoing, no amendment, modification or termination of this Plan shall adversely affect any Eligible Individual’s entitlement to payments under this Plan for qualifying terminations of employment occurring prior to such amendment, modification or termination (other than as required to permit termination of the Plan in accordance with Section 409A), nor shall such amendment, modification or termination relieve the Company of its obligation to pay vested benefits to Eligible Individuals who experienced a qualifying termination of employment prior to the date of such amendment, modification or termination as otherwise set forth herein, except as otherwise consented to by such Eligible Individual.

(iv)                              Notwithstanding the foregoing or any other provision of this Plan, (A) the Restructuring and any associated organizational changes that occurred prior to the Effective Date shall not constitute a Change in Control or serve as a basis to trigger payments under this Plan, and (B) this Plan (including without limitation Sections 2(e), 2(f), 2(o), 5(c)(i)(3), 5(c)(ii)(3), 5(c)(iii)(3), 5(c)(iv)(3) or 5(c)(v)(3) as such were in effect on April 28, 2017 and solely to the extent such Sections relate to the Emergence Grants), may not be amended or modified in any manner that would impair vesting (including accelerated vesting) of the Emergence Grants.

(d)                                 Successors.  This Plan shall bind and inure to the benefit of and be enforceable by any Eligible Individual and the Company and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither this Plan nor any right or obligation hereunder of the Company, any of its Affiliates or any Eligible Individual may be assigned or delegated without the prior written consent of the other party; provided, however, that the Company may assign this Plan to any of its Affiliates and an Eligible Individual may direct payment of any benefits that will accrue upon death. An Eligible Individual shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any payments or other benefits provided under this Plan; and no benefits payable under this Plan shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. This Plan shall not confer any rights or remedies upon any person or legal entity other than the Company, its Affiliates and Eligible Individuals and their respective successors and permitted assigns.

(e)                                  Unfunded Obligation.  All benefits due an Eligible Individual under this Plan are unfunded and unsecured and are payable out of the general funds of the Company and its Affiliates.

(f)                                   Directed Payments.  If any Eligible Individual is determined by the Administrator to be Disabled, the Administrator may cause the payment or payments becoming due to such Eligible Individual to be made to another person for such person’s benefit without responsibility on the part of the Administrator or the Company and its Affiliates to follow the application of such funds.

(g)                                  Limitation on Rights Conferred Under Plan.  Neither this Plan nor any action taken hereunder will be construed as (i) giving an Eligible Individual the right to continue in the employ or service of the Company or any Affiliate; (ii) interfering in any way with the right of the Company or any Affiliate to terminate an Eligible Individual’s employment or service at any time; or (iii) giving an Eligible Individual any claim to be treated uniformly with other employees of the Company or any of its Affiliates. The provisions of this document supersede any oral statements made by any employee, officer, or Board member of the Company or any of its Affiliates regarding eligibility, severance payments and benefits.

(h)                                 Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Colorado, without giving effect to any conflict of law provisions thereof, except to the extent Colorado law is preempted by federal law.

(i)                                     Dispute Resolution.  Any and all disputes, claims or controversies arising out of or relating to this Plan (A) shall be brought by an Eligible Individual in such Eligible Individual’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding, and (B) shall be resolved only in the courts of the State of Colorado or the United States District Court for the District of Colorado and the appellate courts having jurisdiction of appeals in such courts.  Any proceeding relating to this Plan or any Eligible Individual’s benefits hereunder, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Colorado, the court of the United States of America for the District of Colorado, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Colorado State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Eligible Individual or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Plan or the Eligible Individual’s employment by the Company or any affiliate of the Company, or the Eligible Individual’s or the Company’s performance under, or the enforcement of, this Plan, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Eligible Individual’s or the Company’s address on record with the Company and (e) agrees that nothing in this Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Colorado.  The parties acknowledge and agree that in connection with any dispute hereunder, the non-prevailing party shall be responsible for the payment of the prevailing party’s costs and expenses, including, without limitation, the prevailing party’s legal fees and expenses; provided that if the dispute solely involves a dispute as to whether “Cause” or “Good Reason” exists, each party shall bear its own costs and expense, regardless of the outcome of such dispute.

(j)                                    Severability.  The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.

(k)                                 Section 409A.

(i)                                     This Plan is intended to comply with Section 409A and shall be construed and operated accordingly.  The Company may amend this Plan at any time to the extent necessary to comply with Section 409A.  Any Eligible Employee shall perform any act, or refrain from performing any act, as reasonably requested by the Company to comply with any correction procedure promulgated pursuant to Section 409A.

(ii)                                  To the extent required to avoid the imposition of penalties or interest under Section 409A, any payment or benefit to be paid or provided on account of an Eligible Individual’s Separation from Service to an Eligible Individual who is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code) that would be paid or provided prior to the first day of the seventh month following the Eligible Individual’s Separation from Service shall be paid or provided on the first day of the seventh month following the Eligible Individual’s Separation from Service or, if earlier, the date of the Eligible Individual’s death.

(iii)                               Each payment to be made under this Plan is a separately identifiable or designated amount for purposes of Section 409A.

(l)                                     PHSA § 2716.  Notwithstanding anything to the contrary in this Plan, in the event that the Company or any of its Affiliates is subject to the sanctions imposed pursuant to § 2716 of the Public Health Service Act by reason of this Plan, the Company may amend this Plan at any time with the goal of giving Employee the economic benefits described herein in a manner that does not result in such sanctions being imposed.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has adopted this Amended and Restated Executive Change in Control and Severance Plan as of the Effective Date.

BONANZA CREEK ENERGY, INC.

By:	/s/ Jack E. Vaughn
Name:	Jack E. Vaughn
Title:	Chairman of the Board

[SIGNATURE PAGE TO AMENDED AND RESTATED EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN]

EXHIBIT A
EXECUTIVE AND KEY EMPLOYEE TIERS

Tier	Position
Tier 1	President and Chief Executive Officer
Tier 2	Executive Vice President
Tier 3	Senior Vice President
Tier 4	Vice President
Tier 5	Director, Senior Manager, Manager, and other key employee designated by the Administrator

A-1

EXHIBIT B
FORM OF GENERAL RELEASE

1.                                      The undersigned (“Employee”), on Employee’s own behalf and on behalf of Employee’s heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on Employee’s behalf, and in consideration of the promises, assurances, and covenants set forth in the Fifth Amended and Restated Executive Change In Control And Severance Plan, as in effect on of March   , 2018 (the “Plan”), under which Employee is an Eligible Individual, but to which Employee is not automatically entitled, including, but not limited to, the payment of any severance thereunder, hereby fully releases Bonanza Creek Energy, Inc. and its successors or affiliates (the “Company”), its parents, subsidiaries, officers, shareholders, partners, members, individual employees, agents, representatives, directors, employees, attorneys, successors, and anyone acting on its behalf, known or unknown, from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company or the termination of that employment, and to any other disputes, claims, disagreements, or controversies between Employee and the Company up to and including the date this release is signed by Employee.  Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, profits units, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to, emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 21, et seq.) (as amended) (“ADEA”), the federal Americans with Disabilities Act of 1990, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, or any other legal limitation on contractual or employment relationships, and any and all claims for any loss, cost, damage, or expense with respect to Employee’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or otherwise includible in Employee’s gross income, including, but not limited to, any liability for taxes, penalties, interest or additions to tax arising from the failure of this Agreement, or any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with the Internal Revenue Code of 1986, as amended, including, but not limited to, Section 409A thereof, or any provision of state or local income tax law; provided, however, that notwithstanding the foregoing, the release set forth in this Section shall not extend to: (a) any vested rights under any pension, retirement, profit sharing or similar plan; or (b) Employee’s rights, if any, to indemnification or defense under the Company’s certificate of incorporation, bylaws and/or policy or procedure, any indemnification agreement with Employee or under any insurance contract, in connection with Employee’s acts or omissions within the course and scope of Employee’s employment with the Company (this “Release”).  Appendix A to this Release sets forth the benefits, payments and obligations to which Employee is entitled under the Plan if, and only if, this Release is executed, delivered and become irrevocable by no later than    , which is

60 days after the Employee’s Date of Termination. Employee acknowledges and agrees that he is not entitled to any other termination or severance benefits whether under the Plan or otherwise.

2.                                      [Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA.  Employee also acknowledges that the consideration given for the waiver and release hereunder is in addition to anything of value to which Employee is already entitled.  Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that:  (a) Employee’s waiver and release hereunder do not apply to any rights or claims that may arise after the execution date of this release; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this release; (c) Employee has [twenty-one (21) days][forty-five (45) days] to consider this release (although Employee may choose to voluntarily execute this release earlier); (d) Employee has seven (7) days following the execution of this Release to revoke this Release; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Release is executed by Employee (the “Effective Date”).]

3.                                      Nothing in this Release (including, without limitation, Sections 4, 5 and 7 hereof), the Plan or any other Company agreement, policy or procedure (this Release, the Plan and such other agreements, policies and procedures, collectively, the “Company Arrangements”) limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (each, a “Government Agency”) regarding possible legal violations, without disclosure to the Company.  The Company may not retaliate against you for any of these activities, and nothing in the Company Arrangements requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency.

Further, nothing in the Company Arrangements precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.  However, once this Release becomes effective, you may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that you filed or is filed on your behalf.

Notwithstanding anything to the contrary in the Company Arrangements, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Without limiting the foregoing, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.

4.                                      Employee acknowledges that Employee executed an [Employee Restrictive Covenants, Proprietary Information and Inventions Agreement] or [Employee Proprietary Information and Inventions Agreement] under which Employee assumed certain obligations relating to the Company’s confidential and proprietary business information and trade secrets and containing certain covenants relating to competition, solicitation and assignment of invention (“Employee Proprietary Information and Inventions Agreement”).  Employee agrees that, except to the extent it conflicts with Section 3, the Employee Proprietary Information and Inventions Agreement shall by its terms survive the execution of this Release and that the parties’ rights and duties thereunder shall not in any way be affected by this Release.  Employee also warrants and represents that Employee has returned any and all documents and other property of the Company constituting a trade secret or other confidential research, development or commercial information in Employee’s possession, custody or control, and represents and warrants that Employee has not retained any copies or originals of any such property of the Company. Employee further warrants and represents that, except as provided by Section 3, Employee has never violated the Employee Proprietary Information and Inventions Agreement, and will not do so in the future.

5.                                      Employee acknowledges that because of Employee’s position with the Company, Employee may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Employee was involved during Employee’s employment with the Company, or that concern matters of which Employee has information or knowledge (collectively, a “Proceeding”).  Employee agrees that Employee shall testify truthfully in connection with any such Proceeding.  Except as provided in Section 3, Employee agrees that Employee shall cooperate with the Company in connection with every such Proceeding, and that Employee’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena.  The Company shall reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in honoring Employee’s obligation of cooperation under this Section.

6.                                      Employee and the Company understand and agree that it is in their mutual best interest to minimize the effect of Employee’s separation upon the Company’s business and upon Employee’s professional reputation. Accordingly, Employee agrees to take all actions reasonably requested of Employee by the Company in order to accomplish that objective. To this end, Employee shall consult with the Company concerning business matters on an as-needed and as-requested basis, the Company shall exercise reasonable efforts to avoid conflicts between such consulting and Employee’s personal and other business commitments, and Employee shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner.

7.                                      Employee covenants never to disparage or speak ill of the Company or any the Company product or service, or of any past or present employee, officer or director of the Company, except as provided in Section 3.  Employee further agrees not to harass or behave unprofessionally toward any past, present or future Company employee, officer or director.

8.                                      Release of Unknown Claims.  It is the intention of Employee that this Release is a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases.  Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this release.  It is the intention of Employee in executing this Release that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the released parties.

[EMPLOYEE NAME]

By:

Exhibit C

Employee Restrictive Covenants, Proprietary Information and Inventions Agreement

1

BONANZA CREEK ENERGY, INC.

EMPLOYEE RESTRICTIVE COVENANTS, PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Bonanza Creek Energy Company, Inc., a Delaware corporation (collectively with its subsidiaries and affiliates, the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.                                      NONDISCLOSURE.

1.1                               Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns.

1.2                               Proprietary Information.  The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration, but not limitation, “Proprietary Information” includes all technical and non-technical information of the Company including (a) trade secrets, including, but not limited to, the whole or any portion or phase of any scientific or technical information, design, process, procedure, improvement, confidential business or financial information, listing or name, addresses or telephone number, or other information relating to any business that is secret and of value; (b) inventions, ideas, materials, concepts, processes, formulas, data, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, drilling reports, maps, well logs, mud logs, seismic data and geological or geophysical data and analyses (collectively, “Inventions”); (c) information regarding research, development, production, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and the existence of any business discussions, negotiations or agreements between the Company and any third party; and (d) information regarding the skills and compensation of the Company’s employees, contractors or other service providers.

1.3                               Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4                               No Improper Use of Information of Prior Employers and Others.  During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.                                      PROMISE OF ACCESS TO PROPRIETARY INFORMATION, SPECIALIZED TRAINING, AND GOODWILL

2.1       Access to Proprietary Information.  During my employment, the Company agrees to provide me with access to Proprietary Information relevant to my position and responsibilities.  The Company promises to disclose Proprietary Information to me in order to enable me to perform the duties and responsibilities of my position for the Company.  I further acknowledge that, prior to my employment at the Company, I was unfamiliar with Proprietary Information.  Finally, I acknowledge that the unauthorized disclosure of Proprietary Information could place the Company at a competitive disadvantage.

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2.2       Access to Specialized Training.  To the extent appropriate to my position, the Company also promises that it will provide me with specialized training and instruction regarding (a) the methods, products and services designed, developed, enhanced, modified, manufactured, sold or provided by or for the Company, (b) the Company’s operations, (c) marketing and operational techniques and strategies, and (d) the Company’s technology.  The Company promises to provide specialized training and instruction to me regardless of whether I become or remain employed by the Company, in order to enable me to perform duties for the Company.  I agree to use this training for the Company’s exclusive benefit, and agrees not to use such training in a way that would harm the Company’s business interests during employment and thereafter.

2.3       Access to Goodwill.  I acknowledge that the Company has developed, over a period of time, and will continue to develop, significant relationships and goodwill between itself and its customers and suppliers by providing superior products and services.  I further acknowledge that these relationships and this goodwill are a valuable asset belonging solely to the Company.  I further acknowledge that any business relationship that Employee brings or has brought to the Company will belong to and will inure to the benefit of the Company after I begin employment.  Finally, I acknowledge that the responsibility to build and maintain business relationships and goodwill with current and prospective customers creates a special relationship of trust and confidence between me, the Company, and such customers.  The Company promises to permit me to use its goodwill in contacting and in doing business with its current and prospective customers and suppliers.  The Company further promises to compensate me according to its normal payroll procedures while I build and/or maintain the Company’s business relationships and goodwill with its current and prospective customers and suppliers.  If and when appropriate, and pursuant to company policy and procedure, the Company agrees to reimburse me for reasonable and necessary business expenses incurred in building and maintaining business relationships and goodwill with the Company’s current and prospective customers and suppliers.

3.                                      ASSIGNMENT OF INVENTIONS.

3.1                               Proprietary Rights.  The term “Proprietary Rights” means all trade secret, patent, copyright, moral rights and other intellectual property rights throughout the world.

3.2                               Previous Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, within two (2) business days following my signing of this Agreement, I will provide to the Company a complete written list of all Inventions relevant to the subject matter of my employment by the Company that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Previous Inventions”).  If I do not timely provide the Company with my written list of Previous Inventions, I represent that there are no Previous Inventions.  If, in the course of my employment with the Company, I incorporate a Previous Invention into any work product for the Company, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, reproduce, make derivative works of, distribute, publicly perform, publicly display, import and sell such Previous Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Previous Inventions in any Company Inventions without the Company’s prior written consent.

3.3                               Assignment of Inventions.  Subject to Sections 3.4 and 3.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 3, are hereinafter referred to as “Company Inventions.”  I hereby forever waive and agree not to assert any and all Proprietary Rights I may have in or with respect to a Company Invention.

3.4                               Nonassignable Inventions.  I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s

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equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted or was derived from work performed by me directly or indirectly for the Company.  In the absence of a Specific Inventions Law, the preceding sentence will not apply.

3.5                               Obligation to Keep Company Informed.  During the period of my employment and for one (1) year after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf or in which I am named as an inventor or co-inventor within one (1) year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

3.6                               Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including, without limitation, the United States, as directed by the Company.

3.7                               Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

3.8                               Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

3.9                               Further Assurances.  In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 2 with the same legal force and effect as if executed by me.  I hereby waive, assign and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.10                        Presumption of Ownership.  Due to the difficulty of establishing when an Invention is first conceived or developed, whether it results from access to the Company’s actual or anticipated business or research or development, or whether it is a direct or indirect result or derivation of any work I perform for the Company, I hereby acknowledge and agree that ownership of all Inventions conceived, developed, suggested or reduced to practice by me, alone or jointly with others during my employment shall be presumed to belong to the Company and I shall have the burden of proof to prove otherwise.

4.                                      RECORDS.  Unless otherwise directed or requested by the Company, I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Company Inventions made by me during the period of my employment at the Company, which records will be available to and remain the sole property of the Company at all times.

5.                                      NO CONFLICTS.  I acknowledge that during my employment I will have access to and knowledge of Proprietary Information.  To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other

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employment or business activity which is competitive with the Company, or would otherwise conflict with my obligations to the Company, except that nothing herein shall prevent my service on corporate, civic, charitable or industry boards or committees.

6.                                      NON-COMPETE AND NON-SOLICITATION OBLIGATIONS.

6.1       Definitions.

(a)                                 “Business” shall mean the acquisition, exploration, development and production of onshore oil, natural gas and associated liquids in the United States of America.

(b)                                 “Business Opportunities” shall mean all business ideas, prospects, proposals or other opportunities pertaining to the Business, that are or were developed by me during my employment with the Company or any of the Company’s Affiliates or originated by any third party and brought to my attention during my employment with the Company or any of the Company’s Affiliates and in such capacity, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

(c)                                  “Post-Termination Non-Compete Term” shall mean the same time period of time as the Severance Obligation Period (as that term is defined in the Executive Change in Control and Severance Plan, as amended).

6.2       Covenant Not to Compete During Term of Employment.  I acknowledge that, during my employment with the Company, I will have access to and knowledge of Proprietary Information, including, without limitation, trade secret information.  During the term of my employment with the Company and except as provided below or as otherwise permitted by the Company (acting upon the instruction of the board of directors of the Company), to protect the Company’s Proprietary Information, I agree that:

(a)                                 I shall not, other than through the Company or any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessor to any such entity (each a “Company Affiliate” and collectively, the “Company’s Affiliates”), engage or participate in any manner, whether directly or indirectly for my direct benefit through a family member or as an employee, employer, consultant, agent, principal, partner, more than five percent shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in (i) any business or activity that is competitive with the Business (as defined above), (ii) any business or activity that is engaged in leasing, acquiring, exploring, developing or producing hydrocarbons and related products, or (iii) any enterprise in which a material portion of its business is materially competitive in any way with any business in which the Company or any of the Company’s Affiliates is engaged during my employment with the Company or any of the Company’s Affiliates (including, without limitation, any business if the Company devoted material resources to entering into such business); and

(b)                                 all investments made by me (whether in my own name or for my direct benefit through an immediate family member or intermediary)( collectively, “Employee Affiliates), which relate to the Business or the lease, acquisition, exploration, development or production of hydrocarbons and related products shall be made solely through the Company or any of the Company’s Affiliates; and I shall not (directly or indirectly), and shall not permit any Employee Affiliates to: (i) invest or otherwise participate alongside the Company or any of the Company’s Affiliates in any Business Opportunities (as defined above) or (ii) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company or any of the Company’s Affiliates ultimately participates in such business or activity;

provided, however, that this Section 6.2 shall not apply to (w) the existing personal oil and gas investments owned by me, my family members or any Employee Affiliates as of the date of this Agreement set forth on Exhibit A hereto (the “Existing Personal Investments”), (x) future expenditures made by me, my family members or any Employee Affiliates in the Existing Personal Investments, provided that such future expenditures do not go beyond the limited allowed for Permitted Investments (as defined below), (y) Permitted Investments (as defined below) and (z) any opportunity that is first offered to, and subsequently declined by, the Company (acting through the Company’s board of directors of the Company or its designee), if and to the extent that such opportunities are

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outside the Geographic Scope (as defined below).  For purposes of this Agreement, “Permitted Investments” means passive investments in securities or other ownership interests of businesses made by me, my family members or any Employee Affiliates, provided that the aggregate amount owned by me, my family members and Employee Affiliates does not exceed 5% of the outstanding securities or other ownership interests of any such business.

6.3       Covenant Not to Compete After the Date of Termination.  I hereby acknowledge and agree that the purpose of this Section 6.3 is to protect the Company from unfair loss of goodwill and business advantage, to shield me from the pressure to use or disclose Proprietary Information or to trade on the goodwill belonging to the Company, for the protection of the Company’s trade secret and Proprietary Information, and because of the knowledge I have acquired or will acquire as an executive or management personnel, or as an officer, or as profession staff to executive and management personnel.  Accordingly, during the Post-Termination Non-Compete Term, I agree not to engage or participate in any manner, whether directly or indirectly for my benefit, through a family member, or as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, licensor, lender (other than as an employee of a chartered commercial bank with assets of $500 million or greater), lessor, or in any other individual or representative capacity, in any business engaged in leasing, acquiring, exploring, developing, or producing hydrocarbons and related products within the boundaries of, or within a twenty-five (25) mile radius of the boundaries of, any mineral property interest of the Company or the Company’s Affiliates (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreement between the Company or any of the Company’s Affiliates and any third party) or any other property on which the Company or the Company’s Affiliates have a right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisitions or other seismic, geophysical, and geochemical activities as of the date my employment with the Company is terminated (the “Geographic Scope”); provided, however, that this subparagraph shall not be construed to preclude me from (w) holding the Existing Personal Investments, (x) making future expenditures made by me, my family members or any Employee Affiliates in the Existing Personal Investments, provided that such future expenditures do not go beyond the limited allowed for Permitted Investments, (y) making Permitted Investments and (z) investing in any opportunity that is first offered to, and subsequently declined by, the Company (acting through the board of directors of the Company or its designee), if and to the extent that such opportunities are outside the Geographic Scope.

6.4       Covenant Not to Solicit.  I shall not, during my employment with the Company or the Post-Termination Non-Compete Term (a) directly or indirectly, on behalf of myself or any third party, solicit, encourage, facilitate, or induce any advertiser, supplier, broker, vendor, agent, sales representative, employee, contractor, consultant, or licensee of the Company or of the Company’s Affiliates to breach any agreement or contract with, or discontinue or curtail his, her or its business relationships with the Company or any of the Company’s Affiliates or (b) directly or indirectly, solicit, recruit, induce, or otherwise engage as an employee, independent contractor or otherwise, either for myself or any other third party, any person who is employed by the Company or any of the Company’s Affiliates at the time of such solicitation, recruitment or inducement.

6.5       Non-Disparagement.  I shall not, during my employment with the Company or the Post-Termination Non-Compete Term, make to any other person or party any statement (whether oral, written, electronic, anonymous, on the internet, or otherwise), which directly or indirectly impugns the quality or integrity of the Company or its Affiliates’ business or employment practices, operations, or services, or any other disparaging or derogatory remarks about the Company or its Affiliates.

7.                                      NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any non-compete agreement or any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

8.                                      RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company or upon request by the Company during the course of my employment, I will deliver to the Company any and all property, equipment, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of Company.  I agree that I will not copy, delete or alter any information contained on my Company computer before I return it to Company.  I further agree that any property situated on Company’s premises and

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owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  I understand and agree that compliance with this paragraph may require that data be removed from my personal computer equipment or other electronic storage devices or media.  Consequently, upon reasonable prior notice, I agree to permit the qualified personnel of Company and/or its contractors access to such computer equipment or other electronic storage devices or media for that purpose.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

9.                                      LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Company’s Proprietary Information, the Company has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.  This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to Company under this Agreement or the law, including the right to seek damages from me for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable law or in equity for any violation of any provision of this Agreement, including, but not limited to claims for damages.  If employee violates and covenant contained in Section 5, the duration of such covenant shall be automatically extended for the period of time equal to the period of such violation.

10.                               NOTICES.  Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party may specify in writing.  Such notice will be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

11.                               NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

12.                               GENERAL PROVISIONS.

12.1                        Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of Colorado, without regard for its conflicts of law principles that would require application of the laws of a different state.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Denver, Colorado for any lawsuit filed there against me by Company arising from or related to this Agreement.

12.2                        Attorneys’ Fees and Costs.  Should the Parties take any action or commence any legal proceeding relating to this Agreement, if either Party prevails in all or any part of its claims or defenses, such Party shall be entitled to recover all costs and expenses from the other party, including reasonable attorneys’ fees, incurred in connection with such action or other legal proceeding.

12.3                        Severability.  In case any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Notwithstanding the foregoing, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, geographical scope, activity or subject, for any reason, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then appears.

12.4                        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  This Agreement and shall be freely assignable by Company in its sole discretion, at any time, without the requirement of notice or consent by me.

12.5                        Survival.  The provisions of this Agreement will survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.6                        Employment.  I acknowledge and agree that my relationship with the Company is “AT-WILL”, and that both the Company and I may terminate my employment relationship at any time, with or without cause or advance notice.  I further agree and understand that nothing in this Agreement will confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

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12.7                        Waiver.  No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right.  The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.8                        Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement will apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions and agreements between us relating to the subject matter hereof.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

12.9                        Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT MAY NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signatures on Following Page]

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This Agreement is effective as of November 12, 2018.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated:	11-12-2018

/s/ Brant H. DeMuth
Signature
Name: Brant H. DeMuth

Accepted and Agreed To:

BONANZA CREEK ENERGY, INC.

By:	/s/ Cyrus D. Marter IV
Name:	Cyrus D. Marter IV
Title:	Senior Vice President, General Counsel and Secretary
Dated:	11-12-2018

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